EXHIBIT 3.1(g)

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 04/06/2000
                                                              001176325- 2063399


                              CERTIFICATE OF MERGER
                                   (Delaware)

                              CERTIFICATE OF MERGER
                                       OF
                              GOPUBLICNOW.COM, INC.
                             (a Nevada corporation)
                                      INTO
                              DERMARX CORPORATION.
                            (a Delaware corporation)

Pursuant to Section 252(c) of the General Corporation Law of the State of Delaware,

         It is hereby certified, on behalf of each of the constituent corporations named below, as follows:

         1. The names of the constituent corporations are GoPublicNow.com, Inc., a Nevada corporation ("GPN") and DermaRx Corporation, a Delaware corporation ("DMRX" or the "Surviving Corporation"). The Articles of Incorporation of GPN was filed with the Secretary of State of the State of Nevada on December 2, 1999. The Certificate of Incorporation of DMRX was filed with the Secretary of State of the State of Delaware on June 4, 1985.

         2. An Agreement and Plan of Reorganization between GPN and DMRX has been approved, adopted, certified, executed and acknowledged by GPN and DMRX in accordance with Section 252(c) of the General Corporation Law of the State of Delaware.

         3.       DMRX is the surviving corporation.

         4. The executed Agreement and Plan of Reorganization is on file at the principal place of business of DMRX, the surviving corporation, at 5000 Birch Street, West Tower, Suite 4900, Newport Beach, CA 92660. A copy of the Agreement and Plan of Reorganization will be furnished by DMRX, the surviving corporation, without cost, to any stockholder of GPN or DMRX who sends a written request therefor to DMRX at its principal place of business indicated above.

         5. The authorized capital stock of GPN preceding the merger is 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. The authorized capital stock of DMRX preceding the merger was 12,000,000 shares of common stock, par value $.05 per share, and 800 shares of preferred stock, par value $.10 per share.



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         6.       The Articles of Incorporation of DMRX as the Surviving
Corporation shall be amended by this Certificate of Merger as follows:

         Article FIRST shall be amended to read as follows:

         "The name of the Corporation shall be GoPublicNow.com, Inc."

         Article FOURTH shall be amended to read as follows:

         "This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock." The total number of shares of Common Stock which this Corporation is authorized to issue is One Hundred Million (100,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Ten Million (10,000,000) shares, par value $0.001. The shares of Common Stock issued and outstanding as at the date of these Articles of Merger shall be subject to a one for five reverse stock split.

         The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."


GOPUBLICNOW.COM, INC.                          DERMARX CORPORATION
(a Nevada corporation)                         (a Delaware corporation)


By:      /s/ Bruce A. Berman                   By       /s/ Maryanne Carroll
   ---------------------------------               ----------------------------
         Bruce A. Berman                                    Maryanne Carroll
         President                                          President

ATTEST:                                              ATTEST:


By:      /s/ Bruce A. Berman                             By       /s/ Alan Molk
   ---------------------------------                ---------------------------
         Bruce A. Berman                                     Alan Molk
         Secretary                                           Secretary